Exhibit 3.1(e)
CERTIFICATE OF AMENDMENT TO THE AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION OF INTEGRA LIFESCIENCES HOLDINGS CORPORATION

Integra LifeSciences Holdings Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of the Corporation, acting in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware adopted a resolution to amend Article SEVENTH of the Company’s Restated Certificate of Incorporation (the “Amendment”) so that, as amended, it shall be read in its entirety as follows:

SEVENTH: A director or officer of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director or officer may not be eliminated or limited.

SECOND: That said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Stuart M. Essig, Ph.D. its Chairman of the Board of Directors this 9th day of May, 2024.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:	/s/ Stuart M. Essig, Ph.D.
Stuart M. Essig, Ph.D. Chairman of the Board of Directors